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NEWS RELEASE
                                                  CONTACT:        Jeff Brentano
                                                                  913 367 2121
                                                                  NYSE: FDY

                          ATCHISON CASTING TO BUY BACK
                          AS MANY AS 1.2 MILLION SHARES

     Atchison,  Kansas - August 12, 1998 - Atchison Casting  Corporation  (NYSE:
FDY) today announced that its Board of Directors has authorized a stock repurchase program of up to 1.2 million shares and is considering an offering of up to $100 million of senior subordinated notes, subject to market conditions.

     The stock repurchases may be made from time to time at prevailing prices in the open market or in privately negotiated transactions, depending on market conditions, the price of Atchison shares and other factors. The Company will make such stock repurchases using internally generated funds and borrowings under its credit facility, which currently allows repurchases of up to nearly $3.2 million of Company stock. The Company intends to amend its financing agreements to permit the repurchases contemplated by this stock repurchase program, although there can be no assurance as to the amount to which the lenders will agree. Any share repurchases will be added to the Company's treasury shares and will be available for reissuance in connection with the Company's acquisitions, employee benefit plans or for other corporate purposes. Atchison Casting currently has approximately 8.2 million shares of Common Stock outstanding.

     "This stock buyback program reflects our belief that repurchasing Atchison Casting Corporation stock is currently an attractive opportunity for the Company and will enhance shareholder value," said Hugh H. Aiken, CEO. "Our financial position and outlook enables the Company to both repurchase shares and maintain sufficient resources to fund internal expansion and pursue acquisitions, as appropriate," continued Mr. Aiken.

     The Company also announced that it is contemplating the issue of up to $100 million of senior subordinated notes through a private placement under Rule 144A, subject to market conditions. If

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consummated,  the Company  expects to use the net  proceeds  of the  offering to reduce the Company's bank loans, fund future acquisitions and for working capital and general corporate purposes. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. If the Rule 144A offering is completed it is anticipated that the Company would subsequently register substantially similar notes to be offered in exchange for the initial notes by means of a prospectus.

     The Company recently reported that net income for the fourth quarter increased 30.4% to $4.6 million, from $3.6 million in the comparable period last year. Earnings per share increased to $0.56 from $0.54 in the comparable quarter last year. Net income for the full year increased 31.2% to $12.8 million, from $9.7 million in fiscal 1997. Earnings per share were $1.55 in fiscal 1998 compared to $1.67 in fiscal 1997.

     Atchison Casting produces metal castings and forgings for a variety of equipment, capital goods and consumer markets worldwide.

     Some statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from those anticipated by the forward-looking statements. Among the factors that could cause different results are: business conditions and the state of the general economy, particularly the capital goods industry, the strength of the U.S. dollar and British pound, interest rates, competition in the casting industry and environmental regulations. Additional information concerning those and other factors is contained in the Company's SEC filings, which are available by contacting the Company.